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                                                                      Exhibit 23


         INDEPENDENT AUDITORS' CONSENT
         -----------------------------


         We consent to the incorporation by reference in this Registration Statement of The Mead Corporation on Form S-8 of our report dated January 27, 2000, appearing in the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1999, and of our report dated November 12, 1999, on The Mead Corporation's Employees Stock Purchase Plan for the year ended August 31, 1999, appearing in amendment number 2 on Form 10-K/A, dated November 22, 1999, to the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1998.


         /s/ DELOITTE & TOUCHE LLP


         DELOITTE & TOUCHE LLP

         Dayton, Ohio
         May 8, 2000




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